Exhibit 10.31

Trans World Corporation

545 Fifth Avenue

Suite 940

New York, NY 10017

April 13, 2018

FEC Overseas Investment (UK) Limited

16/F, Far East Consortium Building

121 Des Voeux Road Central

Hong Kong

Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of March 2, 2018, by and among Trans World Corporation, FEC Overseas Investment (UK) Limited, FEC Investment (US) Limited and Far East Consortium International Limited. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The parties to the Merger Agreement hereby agree that the Closing Date shall be as of April 30, 2018 (the "Closing Date"), and that Closing shall be on such date with a pre-Closing to take place on April 27, 2018; provided, however, that for the purposes of Section 2.1l(b), Section 2.1l(c) and Article VI of the Merger Agreement, the Closing Date and the Closing shall be deemed to be as of April 24, 2018 (the "Pre-Closing Date"). For the avoidance of doubt, the parties further agree that: (i) the Closing Net Indebtedness Determination Date shall be deemed to be as of April 17, 2018; and (ii) the Closing Statement shall be delivered by the Company to the Parent on April 23, 2018.

FEC acknowledges that as of the date hereof, it has no knowledge of the occurrence of any act or omission that would, following appropriate notice and/or the passage of time, constitute a Material Adverse Effect on the Company or result in a breach of the Company's representations and warranties under the Merger Agreement.

Each of the Parent and Purchaser hereby waives any: (i) Material Adverse Effect on the Company resulting from any event occurring on or after April 24, 2018; and/or (ii) breach by the Company of its representations and warranties contained in the Merger Agreement occurring on or after April 24, 2018.

The Company acknowledges and agrees that from and after the Pre-Closing Date, through and until the Closing Date, it will not, and it will cause its Subsidiaries, Affiliates and Representatives not to, directly or indirectly, intentionally take any action which, if taken prior to the Pre-Closing Date, would have (i) resulted in any breach of the Merger Agreement, (ii) caused the conditions precedent to Closing set forth in the Merger Agreement to not be satisfied or (iii) made any deliverable necessary for Closing untrue.

This letter may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronic transmissions of executed signature pages shall be deemed originals.

[signature page follows]

Please indicate your agreement with the foregoing by executing this letter in the space provided below.

Sincerely,

TRANS WORLD CORPORATION

By:	/s/ Rami S. Ramadan
Name:	Rami S. Ramadan
Title:	Chief Executive Officer and President

Agreed to and Accepted:

FEC OVERSEAS INVESTMENT (UK) LIMITED

By:	/s/ Cheong Thard Hoong
Name:	Cheong Thard Hoong
Title:	Director

FEC INVESTMENT (US) LIMITED

By:	/s/ Cheong Thard Hoong
Name:	Cheong Thard Hoong
Title:	President

FAR EAST CONSORTIUM INTERNATIONAL LIMITED

By:	/s/ Cheong Thard Hoong
Name:	Cheong Thard Hoong
Title:	Director